MEASUREMENT SPECIALTIES, INC.
AMENDED AND RESTATED 2006 EMPLOYEE STOCK PURCHASE PLAN

Section 1 – Purpose

This Measurement Specialties, Inc. Amended and Restated 2006 Employee Stock Purchase Plan is adopted by Measurement Specialties, Inc., a New Jersey corporation, effective as of April 1, 2011, for the general benefit of the Employees of the Company and of certain of its Subsidiaries.  The Plan was originally established effective as of October 1, 2006.  The purpose of the Plan is to facilitate the purchase of Shares by Eligible Employees.

Section 2 - Definitions

a.           “Act” shall mean the Securities Act of 1933, as amended.

b.           “Administrator” shall mean the Board of Directors of the Company, a designated committee thereof, or the person(s) or entity delegated the responsibility of administering the Plan.

c.           “Board” shall mean the Board of Directors of the Company.

d.           “Closing Value” shall mean, as of a particular date, the value of a Share determined by the closing sales price for such Share (or the closing bid, if no sales were reported) as quoted on The NASDAQ Global Market for the Trading Day prior to the date of determination, as reported in The Wall Street Journal  or such other source as the Administrator deems reliable.

e.           “Code” shall mean the Internal Revenue Code of 1986, as amended and currently in effect, or any successor body of federal tax law.

f.            “Company” shall mean Measurement Specialties, Inc., including any successor thereto.

g.           “Compensation” shall mean the amount paid to a Participant by the Employer for wages, salaries, and other amounts received in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to commissions paid to salespersons, compensation for services on the basis of a percentage of profits, incentive payments, overtime, and shift differential).  Compensation does not include bonuses, stock options, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation or welfare benefits (whether or not includible in gross income).  For all purposes under the Plan, Compensation shall include any amount contributed by the Employer on behalf of a Participant pursuant to a salary reduction agreement which is not includible in the gross income of the Participant under Code Sections 125, 401(k), 402(e)(3), 402(h) or 132(f)(4).

h.           “Designated Subsidiaries” shall mean all Subsidiaries whose Employees have been designated by the Administrator, in its sole discretion, as eligible to participate in the Plan.  Notwithstanding the foregoing, all wholly-owned U.S. Subsidiaries shall be Designated Subsidiaries.  The Administrator may remove any Subsidiary from the list of Designated Subsidiaries at any time, in its sole discretion.

i.            “Discount” means five percent (5%) of the Closing Value unless and until modified in writing by the Administrator.

j.            “Eligible Employee” means any Employee who has completed at least three (3) months of service by the end of a 12 month period with the Employer and whose customary employment is more than 20 hours per week (as determined by the Company or Subsidiary that employs the Employee).

k.           “Employee” means any person who performs services as a common law employee of an Employer.  An Employee does not include individuals providing services to an Employer in the capacity of an independent contractor.

l.            “Employer” means, individually and collectively, the Company and the Designated Subsidiaries.

m.          “Enrollment Period” shall mean the period immediately preceding the Offering Period that is designated by the Administrator in its discretion as the period during which an Eligible Employee may elect to participate in the Plan.

n.           “ESPP Broker” shall mean the bank, brokerage firm, financial institution, or other entity or person(s) engaged, retained or appointed to provide brokerage service to the Employer and the Participants under the Plan.

o.           “Offering Period” shall mean the period during which Participants in the Plan authorize payroll deductions to fund the purchase of Shares on their behalf under the Plan pursuant to the options granted to them hereunder.

p.           “Participant” means any Eligible Employee who has elected to participate in the Plan for an Offering Period by authorizing payroll deductions and entering into a written or digital (including online/internet) subscription agreement during the Enrollment Period for such Offering Period.

q.           “Plan” shall mean this Measurement Specialties, Inc. Amended and Restated 2006 Employee Stock Purchase Plan.

r.           “Plan Account” shall mean the individual account established by the ESPP Broker for each Participant for purposes of holding each Participant’s Shares purchased under the Plan.

s.           “Purchase Price” shall mean, for each Share purchased in accordance with Section 4 hereof, the lower of (i) the Closing Value of a Share on the first Trading Day of the relevant Offering Period (which for Plan purposes, and pursuant to Section 4 hereof, shall be deemed to be the day on which an option to purchase Shares was granted to a Participant), less the Discount and (ii) the Closing Value of a Share on the last Trading Day of the Offering Period (which for Plan purposes shall be deemed to be the date each such option to purchase such Shares was exercised) less the Discount.

t.           “Recordkeeper” shall mean the entity responsible for (1) providing and accepting subscription agreements (in written, telephonic, electronic/digital or other form) and (2) determining the number of Shares to be purchased for each Participant at the end of the Offering Period.

u.           “Shares” means the common shares of the Company.

v.           “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary (or as otherwise may be defined in Code Section 424).

w.          “Trading Day” shall mean a day on which The NASDAQ Global Market (or any other exchange or market on which Shares are traded or listed) is opened for trading.

x.           “Transfer Agent” shall mean the bank, brokerage firm, financial institution, or other entity or person(s) engaged, retained or appointed to transfer Shares on behalf of the Company to the ESPP Broker for further distribution to the Accounts of the Participants under the Plan in satisfaction of the purchase obligation at the end of the Offering Period.

Section 3 - Eligible Employees

a.           In General.  Participation in the Plan is voluntary.  All Eligible Employees of an Employer are eligible to participate in the Plan.  All Eligible Employees granted options to purchase Shares hereunder shall have the same rights and privileges as every other such Eligible Employee, and only Eligible Employees of an Employer satisfying the applicable requirements of the Plan will be entitled to be granted options hereunder.

b.           Limitations on Rights.  An Employee who otherwise is an Eligible Employee shall not be entitled to purchase Shares under the Plan (1) if such purchase would cause such Eligible Employee to own Shares (including any Shares which would be owned if such Eligible Employee purchased all of the Shares made available for purchase by such Eligible Employee under all options or rights then held by such Eligible Employee, whether or not then exercisable) representing five percent (5%) or more of the total combined voting power or value of each class of stock of the Company or any Subsidiary; or (2) to the extent that such purchase would cause such Eligible Employee to have options or rights to purchase more than $25,000 of Shares under the Plan (and under all other employee stock purchase plans of the Company and its Subsidiary corporations which qualify for treatment under Section 423 of the Code) for any calendar year in which such rights are outstanding (based on the Closing Value of such Shares, determined at the time the Option is granted).  For purposes of clause (1) of this paragraph b., the attribution rules set forth in Section 424(d) of the Code and related regulations shall apply.

Section 4 - Enrollment and Offering Periods

a.           Enrolling in the Plan.  To participate in the Plan, an Eligible Employee must enroll in the Plan.  Enrollment for a given Offering Period will take place during the Enrollment Period for such Offering Period.  The Administrator shall designate the initial Enrollment Period and each subsequent Enrollment Period and the Offering Period to which each Enrollment Period relates.  Participation in the Plan with respect to any one or more of the Offering Periods shall neither limit nor require participation in the Plan for any other Offering Period.

b.           The Offering Period.  Any Employee who is an Eligible Employee and who desires to be granted options to purchase Shares hereunder must file (in writing, by telephone, electronically/digitally or otherwise, as designated by the Administrator) with the Recordkeeper an authorization for payroll deduction and a subscription agreement during an Enrollment Period.  Such authorization shall be effective for the Offering Period immediately following such Enrollment Period.  The duration of an Offering Period shall be determined by the Administrator prior to the Enrollment Period; provided, however, that if the Administrator terminates the Plan during an Offering Period, pursuant to its authority in Section 16 of the Plan, such Offering Period shall be deemed to end on the date the Plan is terminated.  The termination of the Plan and the Offering Period shall end the Participant’s rights to contribute amounts to the Plan or continue participation in the Offering Period.  The date of termination of the Plan shall be deemed to be the final day of the Offering Period for purposes of determining the Purchase Price under the Offering Period and all amounts contributed during the Offering Period will be used as of such termination date to purchase Shares in accordance with the general provisions of Section 9.

On the first day of each Offering Period each Participant shall be granted an option to purchase Shares on the last Trading Day of the relevant Offering Period under the Plan subject to the limitations set forth in Section 3(b) hereof.  Each option granted hereunder shall expire at the end of the Offering Period for which it was granted.

The initial Offering Period will be from October 1, 2006 through March 31, 2007 and thereafter Offering Periods will be of six (6) months’ duration, beginning April 1, 2007 and continuing each six months thereafter.

For each Offering Period thereafter, the maximum number of Shares that may be purchased by any Eligible Employee during the Offering Period shall be equal to $25,000 divided by the lowest Closing Value of the Shares during the 52 week period ending before the first Trading Day of the Offering Period.

c.           Changing Enrollment.  The offering of Shares pursuant to options granted under the Plan shall occur only during an Offering Period and shall be made only to Participants.  Once an Eligible Employee is enrolled in the Plan, the Recordkeeper will inform the Employer and the ESPP Broker of such fact.  Once enrolled, a Participant shall continue to participate in the Plan for each succeeding Offering Period until he or she terminates his or her participation by revoking his or her payroll deduction authorization or ceasing to be an Eligible Employee.  Once a Participant has elected to participate under the Plan, that Participant’s payroll deduction authorization shall apply to all subsequent Offering periods unless and until the Participant ceases to be an Eligible Employee, or modifies or terminates said authorization.  If a Participant desires to change his or her rate of contribution, he or she may do so effective for the next Offering Period by filing with the Recordkeeper a new authorization for payroll deduction and a subscription agreement during the Enrollment Period immediately preceding such Offering Period.

Section 5 - Term of Plan

This Plan was originally effective October 1, 2006, and shall continue until it is terminated by action of the Board.

Section 6 - Number of Shares to Be Made Available

The total number of Shares made available for purchase by Participants granted options which are exercised under Section 9 hereof is 250,000, which may be authorized but unissued Shares, treasury Shares, or Shares purchased by the Plan in the open market.  The provisions of Section 9 b. shall control in the event the number of Shares covered by options which are exercised for any Offering Period exceeds the number of Shares available for sale under the Plan.  If all of the Shares authorized for sale under the Plan have been sold, the Plan shall either be continued through additional authorizations of Shares made by the Board (such authorizations must, however, comply with Section 16 hereof), or shall be terminated in accordance with Section 16 hereof.

Section 7 - Use of Funds

All payroll deductions received or held by an Employer under the Plan may be used by the Employer for any corporate purpose, and the Employer shall not be obligated to segregate such payroll deductions.  Any amounts held by an Employer or other party holding amounts in connection with or as a result of payroll withholding made pursuant to the Plan and pending the purchase of Shares hereunder shall be considered a non-interest-bearing, unsecured indebtedness extended to the Employer or other party by the Participants.  Initially all administrative expenses of the Plan shall be paid by the Employer.

Section 8 - Amount of Contribution; Method of Payment

a.           Payroll Withholding.  Except as otherwise specifically provided herein, the Purchase Price will be payable by each Participant by means of payroll withholding.  The withholding shall be in increments of one percent (1%) from one percent (1%) to fifteen percent (15%).  The total withholding permitted to be made by any Participant for a calendar year shall be limited to $25,000 less $25,000 multiplied by the Discount.  The actual percentage of Compensation to be deducted shall be specified by a Participant in his or her authorization for payroll withholding.  Participants may not deposit any separate cash payments into their Plan Accounts.

b.           Application of Withholding Rules.  Payroll withholding will commence with the first payroll period ending during the Offering Period and will continue with each paycheck throughout the entire Offering Period, except for pay periods for which such Participant receives no compensation (e.g., uncompensated personal leave, leave of absence).  Payroll withholding shall be retained by the Employer or other party responsible for making such payment to the Participant, until applied to the purchase of Shares as described in Section 9 and the satisfaction of any related federal, state or local withholding obligations (including any employment tax obligations), or until returned to such Participant in connection with a withdrawal from the Plan or a revocation of authorization described in Section 12.

At the time the Shares are purchased, or at the time some or all of the Shares issued under the Plan are disposed of, Participants must make adequate provision for the Employer’s federal, state, local or other tax withholding obligations (including employment taxes), if any, which arise upon the purchase or disposition of the Shares.  At any time, the Employer may, but shall not be obligated to, withhold from each Participant’s Compensation the amount necessary for the Employer to meet applicable withholding obligations, including any withholding required to make available to the Employer any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant.  Each Participant, as a condition of participating under the Plan, agrees to bear responsibility for all federal, state, and local income taxes required to be withheld from his or her Compensation as well as the Participant’s portion of FICA (both the OASDI and Medicare components) with respect to any Compensation arising on account of the purchase or disposition of Shares.  The Employer may increase income and/or employment tax withholding on a Participant’s Compensation after the purchase or disposition of Shares in order to comply with federal, state and local tax laws, and each Participant agrees to sign any and all appropriate documents to facilitate such withholding.

Section 9 - Purchasing, Transferring Shares

a.           Maintenance of Plan Account.  On or prior to the exercise of a Participant’s initial option to purchase Shares under the Plan, the Participant shall establish with the ESPP Broker a limited purpose brokerage Account in the name of such Participant.  At the close of each Offering Period, the aggregate amount deducted during such Offering Period by the Employer from a Participant’s Compensation (and credited to an account maintained by the Employer or other party for bookkeeping purposes) will be communicated by the Employer to the Recordkeeper for purposes of determining the full Shares to be purchased by each Participant.  The Recordkeeper will notify the Transfer Agent of the number of full Shares to be credited to each Participant’s Account (unless the Participant has given notice to the Recordkeeper of his or her withdrawal or revocation of authorization, at least five (5) business days prior to the end of the Offering Period).  As of the last day of each Offering Period, or as soon thereafter as is administratively feasible, each Participant’s option to purchase Shares will be exercised automatically for him or her at the direction of the Recordkeeper with respect to those amounts reported to the Transfer Agent by the Recordkeeper as creditable to that Participant’s Plan Account.  On the date of exercise, the amount then credited to the Participant’s Plan Account for the purpose of purchasing Shares hereunder will be divided by the Purchase Price and there shall be transferred to the Participant’s Plan Account by the Transfer Agent the number of full Shares which results.  No fractional Shares will be transferred to a Participant’s Plan Account.  As a result, any amount credited to a Participant’s Plan Account for an Offering Period which cannot be used to purchase full Shares will be retained by the Employer and, to the extent permissible, used for purposes of determining the number of full Shares to be transferred to a Participant’s Plan Account in the next Offering Period.

b.           Insufficient Number of Available Shares.  In the event the number of Shares covered by options which are exercised for any Offering Period exceeds the number of Shares available for sale under the Plan, the number of Shares actually available for sale hereunder shall be limited to the remaining number of Shares authorized for sale under the Plan and shall be allocated by the Recordkeeper among the Participants in proportion to each Participant’s Compensation during the Offering Period over the total Compensation of all Participants during the Offering Period.  Any excess amounts withheld and credited to Participants’ Accounts then shall be returned to Participants as soon as is administratively feasible.

c.           Handling Excess Shares.  In the event that the number of Shares which would be credited to any Participant’s Plan Account in any Offering Period exceeds the limit specified in Section 3 b. hereof, such Participant’s Account shall be credited with the maximum number of Shares permissible, and the remaining amounts will be refunded to the Participant as soon as is administratively feasible.

Section 10 - Sale of Shares

Subject to the provisions the Company’s Insider Trading Policy setting forth periods when employees can sell Company stock, a Participant may at any time, and without withdrawing from the Plan, by giving notice to the ESPP Broker, direct the ESPP Broker to sell all or part of the Shares held on behalf of the Participant.

Section 11 - Voting of Shares

A Participant shall have no interest or voting right in the Shares covered by his or her option until such option has been exercised.  Shares held for a Participant (or Eligible Employee with a Plan Account) in his or her Plan Account will be voted in accordance with the Participant’s (or Eligible Employee’s) express written directions.  In the absence of any such directions, such Shares will not be voted.

Section 12 - Withdrawals from the Plan

a.           Voluntary Withdrawals and Revocations.

(1)           Withdrawals.  A Participant may, until five (5) Trading Days prior to the end of the Offering Period, by giving notice to the Recordkeeper, voluntarily withdraw from the Plan and revoke his or her authorization for payroll deduction for the Offering Period in which such revocation is made and withdraw the amount credited to such Participant’s Plan Account which has not previously been used to purchase Shares.

(2)           Refund of Amounts Not Used to Purchase Shares.  In connection with any withdrawal or revocation under this Section 12(a), the amount credited to a Participant’s Plan Account that has not previously been used to purchase Shares will be refunded to the Participant in cash as soon as administratively feasible.

b.           Re-enrollment.  An Eligible Employee who voluntarily withdraws under Section 12(a) must re-enroll in the Plan in order to begin making payroll deductions under the Plan.  The Eligible Employee will be entitled to re-enroll in the Plan during the Enrollment Period for the Offering Period that begins on or after the date of withdrawal.

Section 13 - Separation from Employment

Separation from employment for any reason, including death, disability, termination or retirement shall be treated as a withdrawal from the Plan, as described in Section 12.  If a Participant separates from employment with an Employer for any reason prior to the end of an Offering Period, any payroll deductions during the Offering Period along with any residual balance in the Participant’s account will automatically be paid to the Participant in cash.

Section 14 - Assignment

Neither payroll deductions credited to a Participant’s account nor any rights with regard to options or Shares held under the Plan may be assigned, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution.  Any such assignment, alienation, transfer, pledge, or other disposition shall be without effect, except that the Administrator may treat such act as an election to withdraw from the Plan as described in Section 12.  A Participant’s right to purchase Shares under this Plan may be exercisable during the Participant’s lifetime only by the Participant.  A Participant’s Plan Account shall be payable in accordance with the Participant’s completed Beneficiary Designation Form on file with the Recordkeeper, or absent a Beneficiary Designation Form, to the Participant’s estate upon his or her death.

Section 15 - Adjustment of and Changes in Shares

If at any time after the effective date of the Plan the Company shall subdivide or reclassify the Shares which have been or may be optioned under the Plan, or shall declare thereon any stock split or dividend payable in Shares, then the number and class of Shares which may thereafter be optioned (in the aggregate and to any Participant) shall be adjusted accordingly and in the case of each option outstanding at the time of any such action, the number and class of Shares which may thereafter be purchased pursuant to such option and the Purchase Price shall be adjusted to such extent as may be determined by the Company or the Board, following consultation with the Company’s independent certified public accountants and legal counsel, as necessary to preserve the rights of the holder(s) of such option(s).

Section 16 - Amendment or Termination of the Plan

The Board shall have the right, at any time, to amend, modify or terminate the Plan without notice; provided, however, that no Participant’s existing options shall be adversely affected by any such amendment, modification or termination, except to comply with applicable law, stock exchange rules or accounting rules.  Notwithstanding the foregoing, the Board shall have the right to terminate the Plan with respect to all future payroll deductions and related purchases at any time.  Such termination of the Plan shall also terminate any current Offering Period in accordance with Section 4 of the Plan.

Designations of participating corporations may be made by the Administrator from time to time from among a group of corporations consisting of the Company and its Subsidiaries (including corporations that become Subsidiaries or a parent after the adoption and approval of the Plan).

Section 17 - Administration

a.           Administration.  The Plan shall be administered by the Administrator.  The Administrator shall be responsible for the administration of all matters under the Plan which have not been delegated to the Recordkeeper, the Transfer Agent or the ESPP Broker.  The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan.  Any rule or regulation adopted by the Administrator shall remain in full force and effect unless and until altered, amended or repealed by the Administrator.

b.           Specific Responsibilities.  The Administrator’s responsibilities shall include, but shall not be limited to:

(1)           interpreting the Plan (including issues relating to the definition and application of  “Compensation”);

(2)           identifying and compiling a list of persons who are Eligible Employees for an Offering Period; and

(3)           identifying those Eligible Employees not entitled to be granted options or other rights for an Offering Period on account of the limitations described in Section 3 b. hereof.

The Administrator may from time to time adopt rules and regulations for carrying out the terms of the Plan.  Interpretation or construction of any provision of the Plan by the Administrator shall be final, binding, and conclusive on all persons, absent specific and contrary action taken by the Board.  Any interpretation or construction of any provision of the Plan by the Board shall be final, binding, and conclusive.

Section 18 - Securities Law Restrictions

Notwithstanding any provision of the Plan to the contrary, no Shares may be purchased under the Plan until a registration statement has been filed and becomes effective with respect to the issuance of the Shares covered by the Plan under the Act.  Prior to the effectiveness of such registration statement, Shares subject to purchase under the Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act.

Section 19 - No Independent Employee’s Rights

Nothing in the Plan shall be construed to be a contract of employment between an Employer and any Employee, or any group or category of Employees (whether for a definite or specific duration or otherwise), or to prevent an Employer from terminating any Employee’s employment at any time, without notice or recompense.  No Employee shall have any rights as a shareholder until the option to purchase Shares, granted to him or her hereunder, has been exercised.

Section 20 - Applicable Law

The Plan shall be construed, administered and governed in all respects under the laws of the State of New Jersey to the extent such laws are not preempted or controlled by federal law.

Section 21 - Merger or Consolidation

If the Company shall at any time merge into or consolidate with another corporation or business entity, each Participant will thereafter be entitled to receive at the end of the Offering Period (during which such merger or consolidation occurs) the securities or property which a holder of Shares was entitled to upon and at the time of such merger or consolidation.  The Board shall determine the kind and amount of such securities or property that each Participant shall be entitled to receive.  A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.